Exhibit 10.2

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of September 27, 2010, between GAME TRADING TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and the Executive identified on Exhibit A attached hereto and incorporated by reference herein (the "Executive").

W I T N E S S E T H:

WHEREAS, the Company desires to retain the services of the Executive and to that end desires to enter into a contract of employment with him, upon the terms and conditions herein set forth;

WHEREAS, the Executive desires to be employed by the Company upon such terms and conditions;

NOW, THEREFORE, in consideration of the premises and of the mutual benefits and covenants contained herein, the parties hereto, intending to be bound, hereby agree as follows:

1.           APPOINTMENT AND TERM

Subject to the terms hereof, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, all in accordance with the terms and conditions set forth herein, for a period commencing on the date hereof (the "Commencement Date") and ending on the date (the "Expiration Date"), and as may be renewed or extended by the parties, all as set forth in Exhibit A (the “Term”).

2.           DUTIES

(a)           During the term of this Agreement, the Executive shall be employed in the position set forth in Exhibit A and shall, unless prevented by incapacity, devote substantially all of his business time, attention and ability during normal corporate office business hours to the discharge of his duties hereunder and to the faithful and diligent performance of such duties and the exercise of such powers as may be assigned to or vested in him by the Board of Directors of the Company (the "Board"), the President and Chief Executive Officer of the Company and any other senior executive officer of the Company, all such duties to be consistent with his position.  The Executive shall obey the lawful directions of the Board, the Company's President and Chief Executive Officer and any other senior executive officer of the Company and the Executive shall use his diligent efforts to promote the interests of the Company and to maintain and promote the reputation thereof.

(b)           The Executive shall not during his term of employment (except as a representative of the Company or with the consent in writing of the Board) be directly or indirectly engaged or concerned or interested in any other business activity, except through: (i) continued ownership and management of the Executive’s current business interests, which are set forth on Exhibit B, which is attached hereto and incorporated by reference herein; and (ii) ownership of an interest of not more than 2% in any entity that does not compete with the Company, provided it does not impair the ability of the Executive to discharge fully and faithfully his duties hereunder.

(c)           Notwithstanding the foregoing provisions, the Executive shall be entitled to serve in various leadership capacities in civic, charitable and professional organizations.  The Executive recognizes that his primary and paramount responsibility is to the Company.

(d)           The Executive shall be based at current Company headquarters at 10957 McCormick Road, Hunt Valley, Maryland 21031, or such other location in the greater Baltimore area as the Board may determine, except for reasonably required travel on the Company's business.

3.           REMUNERATION

(a)           Base Salary.  As compensation for his services pursuant hereto, the Executive shall be paid a base salary during the first year of his employment hereunder at the annual rate set forth in Exhibit A.  Such salary shall be increased on each anniversary of the Commencement Date during the term of employment by an amount not less than 5% of such salary for the preceding one year period.  This amount shall be payable in equal periodic installments in accordance with the usual payroll practices of the Company.

(b)           Options.  The Company’s Compensation Committee (the “Committee”) will make an initial grant of options to the Executive as follows:

(i)           a five year option to purchase up to 225,000 shares of the Company’s common stock, at a per share exercise price equal to the fair market value of a share of the Company’s common stock on the Commencement Date, which shall vest pursuant to the following schedule:  Assuming the Executive is employed by the Company on the vesting dates, 75,000 options will vest on the Commencement Date, 75,000 options will vest on the one year anniversary of the Commencement Date; and the remaining 75,000 options will vest on the two year anniversary of the Commencement Date; and

(ii)           the Committee in exercising its unrestricted discretion may grant such additional options to the Executive each year of the Term as it deems appropriate.

(c)           Except as provided herein, the Executive shall not be entitled to receive any additional compensation, remuneration or other payments from the Company or the Parent.

4.           HEALTH INSURANCE AND OTHER FRINGE BENEFITS

The Executive shall be entitled to participate in the employee fringe benefit programs listed on Exhibit A and such others programs or improvements to those listed on Exhibit A as the Company may adopt from time to time. All such benefits shall be provided on the same terms and conditions as generally apply to all other Company employees.

5.           VACATION

The Executive shall be entitled to the number of weeks of vacation set forth in Exhibit A (in addition to the usual national holidays) during each contract year during which he serves hereunder.  Such vacation shall be taken at such time or times as will be mutually and reasonably agreed between the Executive and the Company.  Vacation not taken during a calendar year may not be accrued and carried forward.

6.           REIMBURSEMENT FOR EXPENSES

The Executive shall be reimbursed for reasonable documented business expenses incurred in connection with the business of the Company in accordance with practices and policies established by the Company.

7.           TERMINATION

(a)           For purposes of this Agreement, the following terms shall have the following definitions:

(i)           “For Cause” shall mean the termination of the employment of the Executive by the Company and/or the Parent  because of any of the following: (A) the willful and material malfeasance, dishonesty or habitual drug or alcohol abuse by the Executive related to or affecting the performance of his duties (but with respect to habitual drug or alcohol abuse, only after notice by the Company of such habitual drug or alcohol abuse and the failure of the Executive to cure such default as soon as practicable (but in any event within thirty (30) days following written notice from the Company); (B) the Executive's continuing and intentional breach, material non-performance or non-observance of any of the material terms or provisions of this Agreement, but only after notice by the Company of such breach, nonperformance or nonobservance and the failure of the Executive to cure such default as soon as practicable (but in any event within thirty (30) days following written notice from the Company); (C) the conduct by the Executive which the Board in good faith determines could reasonably be expected to have a material adverse effect on the business, assets, properties, results of operations, financial condition, personnel or prospects of the Company (within each category, taken as a whole), but only after notice by the Company of such conduct and the failure of the Executive to cure same as soon as practicable (but in any event within thirty (30) days following written notice from the Company); or (D) upon the Executive's conviction of a felony, any crime materially affecting the performance of his duties or any act of fraud, embezzlement, theft or willful breach of fiduciary duty against the Company.

(ii)          “For Good Reason” shall mean termination of employment as initiated by the Executive on account of the occurrence of any of the following without the Executive’s written consent: (A) a material diminution in the Executive’s base compensation or fringe benefits; (B) a material downgrading of the Executive’s executive power and responsibility within the Company; (C) a change in geographic location at which the Executive must regularly perform services of more than fifty (50) miles; or (C) from and after the second anniversary of this Agreement, any Change of Control (as hereinafter defined). Anything to the contrary herein notwithstanding, none of the forgoing events described in this section shall constitute Good Reason unless the Executive gives notice to the Company of the occurrence or existence of one of the events and the Company has not cured the condition within thirty (30) days following receipt of such written notice.

(iii) “Change of Control” shall mean any of the following: (A) any person, other than the Company or the Parent, its existing shareholders or any of its or their affiliates on the date hereof, purchases the "beneficial ownership" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the combined voting power of voting securities then ordinarily having the right to vote for directors of the Company; (B) there shall be a sale of all or substantially all of the Company’s or the Parents’ assets; or (C) the Company or the Parent shall merge or consolidate with another corporation and the stockholders of the Company or the Parent immediately prior to such transaction do not own, immediately after such transaction, stock of the purchasing or surviving corporation in this transaction (or of the parent corporation of the purchasing or surviving corporation) possessing more than 50% of the voting power (for the election of directors) of the outstanding stock of that corporation, which ownership shall be measured without regard to any stock of the purchasing, surviving or parent corporation owned by, the stockholders of the Company or the Parent, as the case may be, before the transaction.

(iv)           “Disability” shall mean that the Executive, by reason of physical or mental disability, shall be unable to perform the services required of him hereunder for a period of more than 120 consecutive days, or for more than a total of 180 non-consecutive days in the aggregate during any period of twelve (12) consecutive calendar months.

(b)           The following terms and conditions shall apply if the employment of the Executive with the Company is terminated: by the Company for any reason other than for Cause; or by the Executive for Good Reason:

(i)           The Company shall pay to the Executive the full balance of the Executive’s base compensation as set forth on Exhibit A for six (6) months beyond the termination date in accordance with the usual payroll practices of the Company; provided that, should the Company fail to pay such compensation (having missed at least four payments), the Executive shall be released from all of the Restrictive Covenants (as hereinafter defined).

(ii)           For one (1) year from and after the termination date, the Company shall continue providing to the Executive the health and medical benefits described as such on Exhibit A.

(c)           The following terms and conditions shall apply if the employment of the Executive with the Company is terminated: by Disability; or death of the Employee:

(i)           The Company shall pay to the Executive (or the estate of the Executive, as applicable) the Executive’s base compensation through the end of the month in which the Executive dies.

(ii)           In the event of Disability only, for six (6) months from and after the termination date, the Company shall continue providing to the Executive the health and medical benefits described as such on Exhibit A.

(iii)           In the event of Disability only, the Company shall reasonably assist and cooperate with the Executive to obtain all applicable disability benefits.

(d)           The following terms and conditions shall apply if the employment of the Executive with the Company is terminated: by the Company for Cause; or by the Employee for any reason other than for Good Reason:

(i)           The Company shall pay to the Executive the compensation due and owing to the Executive as of the termination date.

(e)           The following terms and conditions shall apply if the employment of the Executive with the Company is terminated: by the Company giving notice of non-renewal of the Term as provided on Exhibit A:

(i)           The Company shall continue to pay to the Executive the compensation due and owing to the Executive for the balance of the Term then ending, including but not limited to salary and scheduled bonuses; and

(ii)           For one (1) year from and after the termination date, the Company shall continue providing to the Executive the health and medical benefits described as such on Exhibit A.

(f)           The following terms and conditions shall apply if the employment of the Executive with the Company is terminated: by the Executive giving notice of non-renewal of the Term as provided on Exhibit A:

(i)           The Company shall continue to pay to the Executive the compensation due and owing to the Executive for the balance of the Term then ending, including but not limited to salary and scheduled bonuses.

8.           CONFIDENTIAL INFORMATION

(a)           The Executive covenants and agrees that he will not at any time during the continuance of this Agreement or at any time thereafter: (i) print, publish, divulge or communicate to any person, firm, corporation or other business organization (except in connection with the Executive's employment hereunder) or use for his own account any secret or confidential information relating to the business of the Company that the Company has taken all commercially reasonable steps to protect and keep confidential (including, without limitation, information relating to any customers, suppliers, employees, products, services, formulae, technology, know-how, trade secrets or the like, financial information or plans) or any secret or confidential information relating to the affairs, dealings, projects and concerns of the Company, both past and planned that the Company has taken all commercially reasonable steps to protect and keep confidential (the "Confidential Information"), which the Executive has received or obtained or may receive or obtain as a result of his employment with the Company (whether or not developed, devised or otherwise created in whole or in part by the efforts of the Executive); or (ii) take with him, upon termination of his employment hereunder, any information in paper or document form or on any computer-readable media relating to the foregoing.  The term "Confidential Information" does not include information which is or becomes generally available to the public other than as a result of disclosure by the Executive or which is generally known in the video game products business.  The Executive further covenants and agrees that he shall retain the Confidential Information received or obtained as a result of such service in trust for the sole benefit of the Company or its successors and assigns.

(b)           The term Confidential Information as defined in Section 8(a) hereof shall include information obtained by the Company from any third party under an agreement including restrictions on disclosure known to the Executive.

(c)           In the event that the Executive is requested pursuant to subpoena or other legal process to disclose any of the Confidential Information, the Executive will provide the Company with prompt notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with Section 8 of this Agreement.  In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions of Section 8 of this Agreement, the Executive will furnish only that portion of the Confidential Information which is legally required.

9.           RESTRICTIONS DURING EMPLOYMENT AND FOLLOWING TERMINATION

The provisions described in Sections 9(a), 9(b) and 9(c) below shall be referred to hereinafter, collectively, as the “Restrictive Covenants.”

(a)           The Executive shall not, anywhere within the United States, during the Term and for a period of one (1) year thereafter, without the prior written consent of the Company, directly or indirectly, and whether as principal, agent, officer, director, partner, employee, consultant, broker, dealer or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on, or be engaged, have an interest in or take part in, or render services to any person, firm, corporation or other business organization (other than the Company) engaged in a business which is competitive with all or part of the Business of the Company.  The term "Business of the Company" shall mean buying, repairing and selling pre-owned video game products at retail or wholesale anywhere in the United States of America.

(b)           The Executive shall not, for a period of one (1) year after termination of his employment hereunder, either on his own behalf or on behalf of any other person, firm, corporation or other business organization, endeavor to entice away from the Company any person who, at any time during the continuance of this Agreement, was an employee of the Company.

(c)           The Executive shall not, for a period of one (1) year after termination of his employment hereunder, either on his own behalf or on behalf of any other person, firm, corporation or other business organization, solicit or direct others to solicit, any of the Company's customers or prospective customers (identified in writing by the Company as prospective customers) that were Company customers or respective customers during the Executive’s employment (including, but not limited to, those customers or prospective customers with whom the Executive contacted for business purposes during his term of employment) for any purpose or for any activity which is competitive with all or part of the Business of the Company.

(d)           It is understood by and between the parties hereto that the foregoing covenants by the Executive set forth in this Section 9 are essential elements of this Agreement and that, but for the agreement of the Executive to comply with such covenants, the Company would not have entered into this Agreement.  It is recognized by the Executive that the Company currently operates in, and may continue to expand its operations throughout, the geographical territories referred to in Section 9(a) above. The Company and the Executive have independently consulted with their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants.

10.           REMEDIES

(a)           Without intending to limit the remedies available to the Company, it is mutually understood and agreed that the Executive's services are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which may not be reasonably or adequately compensated in damages in an action at law, and, therefore, in the event of any material breach by the Executive that continues after any applicable cure period, the Company shall be entitled to equitable relief by way of injunction or otherwise.

(b)             In the event that any of the provisions of Sections 8 or 9 hereof should ever be adjudicated to exceed the time, geographic, product/service or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in any such jurisdiction to the maximum time, geographic, product/service or other limitations permitted by applicable law.

11.           INDEMNIFICATION AND INSURANCE.

Executive will be covered under the Company’s insurance policies and, subject to applicable law, will be provided indemnification to the maximum extent permitted by the Company’s bylaws, Certificate of Incorporation, and standard form of Indemnification Agreement, with such insurance coverage and indemnification to be in accordance with the Company’s standard practices for senior executive officers but on terms no less favorable than provided to any other Company senior executive officer or director.

12.           COMPLIANCE WITH OTHER AGREEMENTS

The Executive represents and warrants to the Company that the execution of this Agreement by him and his performance of his obligations hereunder will not, with or without the giving of notice or the passage of time or both, conflict with, result in the breach of any provision of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

13.           WAIVERS

The waiver by the Company or the Executive of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

14.           BINDING EFFECT; BENEFITS

This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives, including any corporation or other business organization with which the Company may merge or consolidate or sell all or substantially all of its assets, except as otherwise provided herein with respect to the Restrictive Covenants.  Insofar as the Executive is concerned, this contract, being personal, cannot be assigned.

15.           NOTICES

All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to the person to whom such notice is to be given at his or its address et forth below, or such other address for the party as shall be specified by notice given pursuant hereto:

(a)	If to the Executive, to him at the address set forth in Exhibit A.

(b)           If to the Company, to it at:

Game Trading Technologies, Inc.
10957 McCormick Road
Hunt Valley, Maryland 21031
Attention: Mr. Todd Hays, President and Chief Executive Officer

16.           MISCELLANEOUS

(a)           This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.  This Agreement may not be changed, modified, extended or terminated except upon written amendment approved by the Board and executed by a duly authorized officer of the Company.

(b)           The Executive acknowledges that from time to time, the Company may establish, maintain and distribute employee manuals of handbooks or personnel policy manuals, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures.  Such manuals, handbooks and statements are intended only for general guidance.  No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement or to create express or implied obligations of any nature to the Executive.

(c)           This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(d)           All questions pertaining to the validity, construction, execution and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to its conflict of law principles.

(e)           The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the federal and state courts sitting in Maryland over any suit, action or proceeding arising out of or relating to this Agreement. The parties irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in such court and any claim that any such suit, action or proceeding brought in such court has been brought in an inconvenient forum. The parties agree that a final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the parties and may be enforced in any other courts to whose jurisdiction other parties are or may be subject, by suit upon such judgment.

The parties indicate their acceptance of the foregoing arbitration requirement by initialing below:

/s/ Rodney Hillman	/s/ Richard Leimbach
For the Company	Executive

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GAME TRADING TECHNOLOGIES, INC.

By:	/s/ Rodney Hillman
Name:	Rodney Hillman
Title:	Chief Operating Officer

EXECUTIVE

/s/ Richard Leimbach
Name:	Richard Leimbach

EXHIBIT A TO THE EMPLOYMENT AGREEMENT,
DATED AS OF SEPTEMBER 27, 2010, BETWEEN
GAME TRADING TECHNOLOGIES, INC. AND RICHARD LEIMBACH

A.	For Introductory Paragraph: The Executive isRichard Leimbach.

B.	For Section 1:

Subject to any renewal as hereafter provided, the date referred to in Section 1 shall be three years from and after the date hereof.  The term “Term” shall also include any renewals of the term described above in this Section B, which renewals shall be automatic for one (1) year each unless either party gives written notice of non-renewal to the other party before sixty (60) days prior to the date the initial term or any renewal term would otherwise expire.

C.	For Section 2:

The position of the Executive referred to in Section 2 shall be Chief Financial Officer.

D.	For Section 3(a):

The annual rate referred to in Section 3(a) shall be One Hundred and Fifty Thousand Dollars and 00/100 ($150,000.00).

E.	For Section 3(b):

In addition to the compensation referred to in Section 3(a), the Company shall also pay to the Executive, in respect of each fiscal year, a cash bonus in an amount to be determined by the Board of up to 25% of his annual base salary based on the Executive meeting and exceeding mutually agreed upon performance goals for the Company or a division of the Company.

F.	For Section 4:

The Executive shall receive the following fringe benefits, as such benefits may be adjusted by the Company for all its senior executives from time to time: group insurance (health, dental, life), paid sick leave, paid vacation, and other future benefits introduced by board approval (e.g. 401K or other retirement plan).

G.	For Section 5:

The length of vacation referred to in Section 5 shall be four (4) weeks.

H.	For Section 15:

The address of the Executive referred to in Section 15 shall be:

EXHIBIT B TO THE EMPLOYMENT AGREEMENT,
DATED AS OF SEPTEMBER 27, 2010, BETWEEN
GAME TRADING TECHNOLOGIES, INC. AND RICK LEIMBACH

The Executive shall be permitted to continue ownership and management of the following business during the term of this Agreement without such ownership and management constituting any breach of this Agreement:

None.